EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Exec. VP-CFO
(818) 949-5386

Sport Chalet Executives Adopt Securities Trading Plans under SEC Rule 10b5-1

Los Angeles, California - (September 15, 2005) - Sport Chalet, Inc. (Nasdaq: SPCH) today announced that Craig Levra, Chairman and Chief Executive Officer, Howard Kaminsky, Chief Financial Officer, and Dennis Trausch, Executive Vice President - Growth and Development, have each adopted a stock trading plan to sell shares of their Sport Chalet common stock. The plans, which were established under Rule 10b5-1 of the Securities Exchange Act of 1934, will commence on September 15, 2005 for Mr. Trausch and October 3, 2005 for Messrs. Levra and Kaminsky, subject to certain price restrictions and other contingencies established in the plans. The shares are being sold to raise funds to repay loans which were used to pay the exercise price and tax withholding obligations from the exercise of options. In addition, Messrs. Levra’s and Kaminsky’s loans also include the payment of additional tax obligations from the proposed transfer of Class B shares from The Olberz Family Trust following the completion of the previously announced recapitalization plan.

The plans, effective for a term of four months, will allow Messrs. Levra, Kaminsky, and Trausch to sell shares of common stock through Wedbush Morgan Securities during the term. The shares, to be sold on a daily basis during the term, are shown in the table below after giving effect to the previously announced recapitalization plan and the sale of all shares under the trading plans.

	Beneficial Ownership of Class A Shares	Class A Shares to be Sold	% of Beneficial Ownership of Class A Shares	% of Outstanding Class A Shares
Craig Levra	666,750	90,000	13.5%	0.8%
Howard Kaminsky	414,139	70,000	16.9%	0.6%
Dennis Trausch	360,476	7,500	2.1%	0.1%

Rule 10b5-1 permits an insider to implement a written plan for selling company stock at a time when the insider is not in possession of material, non-public information and to sell the shares, regardless of any subsequent material, non-public information the insider may receive or the price of the stock at the time of the sale.

For a description of the previously announced recapitalization plan, see Sport Chalet's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2005.

About Sport Chalet, Inc.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full-service specialty sporting goods stores in California and Southern Nevada. The Company offers over 40 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune up and repair throughout its current 36 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.